SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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K2 Inc. (Name of Registrant as Specified In Its Charter)

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K2 INC.

Notice of Annual Meeting of Shareholders

May 15, 2003

To the Shareholders of K2 Inc.:

You are cordially invited to attend our Annual Meeting to be held at our main office, 2051 Palomar Airport Road, Carlsbad, California 92009 on Thursday, May 15, 2003 at 8:00 a.m. (local time).

The Annual Meeting will be held for the following purposes:

1.	To elect three directors to serve for a term of three years, and one director to serve for a term of two years.

2.	To approve the K2 Inc. Performance-Based Annual Incentive Plan.

3.	To ratify the selection of Ernst & Young LLP as independent auditors for 2003.

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only shareholders of record at the close of business on April 11, 2003 are entitled to notice of the meeting and to vote at it or any postponements or adjournments thereof.

We hope you will attend the meeting. We urge you to fill out the enclosed proxy card and return it to us in the envelope provided whether or not you plan to attend the meeting. No additional postage is required. If you attend the meeting and wish to do so, you may vote your shares in person even if you have signed and returned your proxy card.

RICHARD J. HECKMANN

Chairman and

Chief Executive Officer

Carlsbad, California

April 21, 2003

Please date and sign the accompanying Proxy Card and mail it promptly in the enclosed return envelope.

K2 INC.

2051 Palomar Airport Road

Carlsbad, California 92009

Proxy Statement

The enclosed proxy is solicited by the Board of Directors of K2 Inc. (“K2”) for use at our annual meeting of shareholders to be held at our main office, 2051 Palomar Airport Road, Carlsbad, California 92009 on Thursday, May 15, 2003 at 8:00 a.m. (local time), and at any and all postponements and adjournments thereof. The proxy may be revoked at any time before it is exercised by delivering a written notice to the Secretary of K2 at our main office stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of K2 or by attending the annual meeting and voting in person. Only shareholders of record at the close of business on April 11, 2003 will be entitled to notice of and to vote at the annual meeting. As of April 11, 2003, K2 had outstanding 26,693,769 shares of Common Stock, each share entitled to one vote. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed proxy will commence on or about April 21, 2003.

Proxies will be solicited by mail, telephone, fax or telegram and may be personally solicited by directors, officers and other employees of K2, who will not receive any additional compensation for such solicitations, and by Morrow & Co., 445 Park Avenue, New York, New York, which has been engaged for a fee of $7,000 plus expenses for this purpose. The cost of soliciting proxies will be borne by K2.

Both abstentions and broker non-votes are counted for purposes of determining the presence or absence at the annual meeting of a quorum for the transaction of business. However, shares represented by broker non-votes on a matter submitted to shareholders are not considered present and entitled to vote on that matter. Directors will be elected by plurality vote of the shares present and entitled to vote. Approval of the K2 Inc. Performance-Based Annual Incentive Plan and the ratification of the selection of independent auditors will require the affirmative vote of a majority of the shares present and entitled to vote. Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such ratification.

PROPOSAL 1

Election of Directors

Under the Certificate of Incorporation of K2, the Board of Directors is divided into three classes, each having a three-year term, and only one class being elected each year. Proxies solicited herewith will be voted for election to the Board of Directors of the four nominees named below (unless authority to vote for one or more such nominees is withheld), to serve until the 2006 annual meeting of shareholders (other than Edward M. Ryan, who would serve until the 2005 annual meeting of shareholders, a former director of Rawlings Sporting Goods Company, Inc, which K2 acquired in March 2003), and until their successors are elected and qualified. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise the proxy may be voted for the election of other nominees as directors in the discretion of the persons acting pursuant to the proxy. Directors will be elected by plurality vote.

Richard M. Rodstein resigned from K2 and the Board of Directors during 2002. Steven J. Green, Chairman and Chief Executive Officer of k1 Ventures Limited, a Singapore-based investment company, which in February 2003, purchased from K2 $25 million of convertible subordinated debentures and warrants to purchase shares of K2, has been appointed by the Board of Directors to fill the resulting vacancy. Information concerning Ambassador Green appears below.

Certain information concerning the nominees and each director whose term of office will continue after the 2003 annual meeting is set forth below:

Nominees for Election at the Annual Meeting

For Term of Office Expiring in 2006

RICHARD J. HECKMANN Director since 1997

Mr. Heckmann, 59, has been Chief Executive Officer of K2 since October 2002 and Chairman of the Board of K2 since April 2000. Mr. Heckmann retired as Chairman of Vivendi Water, an international water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, in June 2001. Mr. Heckmann was Chairman, President and Chief Executive Officer of United States Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, from 1990 to 1999. Vivendi acquired US Filter on April 29, 1999. Mr. Heckmann was a director and the owner of Smith Goggles until its sale in 1996. He has served as the associate administrator for finance and investment of the Small Business Administration in Washington, DC and was the founder and Chairman of the board of Tower Scientific Corporation. Mr. Heckmann is also Chairman of the Listed Company Advisory Committee of the New York Stock Exchange.

ROBIN E. HERNREICH Director since 2000

Mr. Hernreich, 58, is an owner of the Sacramento Kings of the National Basketball Association. Mr. Hernreich has been President of Remonov Capital, Inc., since August 1992, and Vice-President of Remonov & Company, Inc., since November 1996. Both are private investment firms. From November 1989 through June 1996, Mr. Hernreich was Chairman and Chief Executive Officer of Sigma Broadcasting Company, formerly Arkansas’ largest television and radio operator, and from January 1988 through September 1990, Mr. Hernreich was Chairman of United States Repeating Arms, maker of Winchester sporting firearms. Mr. Hernreich is a member of the board of directors of The Eagle Valley Land Trust, the Snowboard Outreach Society, The Youth Foundation of Vail, and a member of the board of trustees of Washington University in St. Louis, Missouri. Mr. Hernreich is also a former member of the board of directors of Ride, Inc.

STEWART M. KASEN Director since 1997

Mr. Kasen, 63, has been the President of S&K Famous Brands, Inc., since April 2002. He served as President of Schwarzschild Jewelers from September 2001 to April 2002. He retired as Chairman of the Board, President and Chief Executive Officer of Factory Card Outlet Corp. where he served in that position from May 1998 to October 1999, and prior to that he served as its Chairman from 1997. In April 1996, he retired as Chairman, President and Chief Executive Officer of Best Products Co., Inc., a catalog showroom chain of retail stores and nationwide mail order services. He was also its president and chief executive officer from 1991 to 1996 and its president and chief operating officer from 1989 to 1991. Prior to joining Best Products, Co., Inc., Mr. Kasen served in various capacities in two divisions of Carter Hawley Hale Stores over a 24-year period, including President and Chief Executive Officer of Emporium, from 1987 to 1989, and Thalhimers, from 1984 to 1987. Mr. Kasen is a member of the board of directors of Markel Corporation, a specialty insurance underwriter, the Singer Company, a manufacturer of consumer sewing machines, and Department 56, a marketer of collectibles and specialty giftware. In March 1999, Factory Card Outlet Corp. filed for bankruptcy under the federal bankruptcy laws.

Nominees for Election at the Annual Meeting

For Term of Office Expiring in 2005

EDWARD M. RYAN Director since 2003

Mr. Ryan, 46, is the President of Entrepreneurial Financial Resources, Inc., a collection of manufacturing companies since 1998 and was the Chief Executive Officer and President of Code 3/Public Safety Equipment Inc. from 1995 to 1998. Mr. Ryan is also a former member of the board of directors of Rawlings Sporting Goods Company, Inc. (“Rawlings”), which K2 acquired in March 2003. Pursuant to the agreement and plan of merger to acquire Rawlings, K2 agreed that its Board of Directors would expand the class of Directors of K2 expiring in 2005 by one board member and fill such vacancy by a nominee named by the board of directors of Rawlings. In connection with such nomination of Mr. Ryan by Rawlings, K2 agreed to nominate Mr. Ryan in this proxy statement.

Directors Continuing in Office

For Term of Office Expiring in 2005

JERRY E. GOLDRESS Director since 1997

Mr. Goldress, 72, has served as Chairman of the Board and Chief Executive Officer of Grisanti, Galef and Goldress, Inc., a corporate turnaround management firm, since 1981. As a corporate turnaround manager, Mr. Goldress provides assistance to businesses in financial difficulty and, as such, has frequently been appointed a director and an executive officer of such businesses. In this capacity, Mr. Goldress has served as president or chief executive officer of numerous manufacturing, distribution and retail organizations. He is a member of the board of directors of the Alamo Group, a manufacturer of industrial mowing equipment. Mr. Goldress is also Chairman of the Board of Frontier Insurance Group, Inc., a specialty property casualty insurance carrier, and Rockford Corporation, a manufacturer of car stereo equipment.

ALFRED E. OSBORNE, JR. Director since 1999

Dr. Osborne, 58, has been an Associate Professor of Business Economics in the Anderson Graduate School of Management at the University of California at Los Angeles where he has been employed since 1972, and is the Director of the Harold Price Center for Entrepreneurial Studies at UCLA since its inception fifteen years ago. Dr. Osborne is a member of the Board of Directors of Nordstrom, Inc. and Equity Marketing, Inc. Dr. Osborne also serves as a trustee of the WM Group of Funds and is a director of First Pacific Advisors’ Capital, Crescent and New Income Funds. Dr. Osborne was educated at Stanford University, where he earned a B.S. in Electrical Engineering, an MBA in Finance, an MA in Economics and a Ph.D. in Business Economics.

DAN QUAYLE Director since 2001

Mr. Quayle, 56, served as a congressman, senator and the 44th Vice President of the United States. Upon leaving office, he co-founded Circle Investors in 1993 which has been sold. He has authored three books including Standing Firm, which was on the NY Times bestseller list for 15 weeks. He continues to be an active public speaker. Currently, he is Chairman of Global Operations for Cerberus Capital, New York and President of Quayle & Associates. In addition to K2, he is a member of the board of directors of Nippon Credit Bank in Tokyo, American Standard Companies Inc., and The Telluride Foundation.

Directors Continuing in Office

For Term of Office Expiring in 2004

WILFORD D. GODBOLD, JR. Director since 1998

Mr. Godbold, 65, is a private investor. He retired as President and Chief Executive Officer of ZERO Corporation, which provides packaging and climate control products to the telecommunications, instrumentation and data processing markets, where he served in that position from 1984 to August 1998. For the two prior years, he served as chief operating officer of ZERO Corporation. From 1966 through 1982, he practiced law as an attorney with the law firm of Gibson, Dunn & Crutcher LLP in Los Angeles, serving as a Partner from 1973, where his focus was acquisitions, mergers and public financings. Mr. Godbold serves as a member of the board of directors of Sempra Energy, the subsidiaries of which include Southern California Gas Company and San Diego Gas & Electric Co. He also serves as a director of Ceradyne Inc., a manufacturer of technical ceramics and a Trustee of The Wellness Community, a provider of psychological and social help to people with cancer.

STEVEN J. GREEN

Ambassador Green, 57, is the Chairman and Chief Executive Officer of k1 Ventures Limited, a Singapore-based investment company, which in February 2003 purchased $25 million of convertible subordinated debentures, and warrants to purchase up to an additional 524,329 shares of Common Stock from K2. So long as $12.5 million in aggregate principal amount of these debentures is outstanding, the holders of the debentures have the right to appoint one member to the K2 Board of Directors, subject to approval of the Board. The holders have designated Mr. Green to be their designee to the Board. Ambassador Green is the founding partner of Greenstreet Partners, a merchant bank. Prior to March 2001, Ambassador Green was the twelfth United States Ambassador to the Republic of Singapore, being sworn in November 1997. From 1988 until 1996, Ambassador Green was the Chairman and Chief Executive Officer of Samsonite Corporation. From 1990 until 1995, Ambassador Green served as the Chairman and Chief Executive Officer of Astrum International Corporation, formerly the parent company of Samsonite, where he also directed the strategic management and operations of Samsonite and its affiliates, American Tourister and Culligan Water Technologies.

LOU L. HOLTZ Director since 2001

Mr. Holtz, 66, is the head football coach of the University of South Carolina. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including 11 seasons at the University of Notre Dame from 1986 to 1996, two seasons at Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at the University of North Carolina from 1972 to 1975 and three at William and Mary from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of the New York Times best-selling book, The Fighting Spirit.

Under the By-Laws of K2, nominations for the election of directors may be made by the Board or by any shareholder entitled to vote in the election of directors, provided that no shareholder may nominate a person for election as a director unless written notice of such nomination is presented to K2 at least 90 days prior to the date of the applicable meeting. No such notice has been given with respect to the election of directors. As a result, no other nominees for election as director will be considered at the annual meeting except nominations made by the Board in the event one of the nominees named herein should unexpectedly be unavailable.

Board of Directors and Committees

The Board of Directors held nine meetings in 2002. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees on which he served.

The Board of Directors currently has four standing committees: Audit Committee, Compensation Committee, Executive Committee and the Corporate Governance and Nominating Committee.

The Audit Committee of the Board of Directors, consisting of Mr. Godbold (Chairman), Mr. Kasen and Dr. Osborne, held six meetings in 2002. The functions of the Committee are set forth in the Audit Committee Charter adopted by the Board of Directors.

The Compensation Committee of the Board of Directors, consisting of Mr. Goldress (Chairman), Mr. Kasen, Dr. Osborne and Mr. Quayle held one meeting in 2002, in addition to informal meetings of Committee members, and actions taken from time to time by written consent. The Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under K2’s stock option plans, and evaluates and makes recommendations to the Board of Directors with respect to the compensation of the Chief Executive Officer.

The Executive Committee of the Board of Directors, consisting of Mr. Godbold, Mr. Goldress and Mr. Heckmann (Chairman), held no meetings in 2002, however, actions were taken from time to time by written consent. The Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation of the full Board.

The Corporate Governance and Nominating Committee of the Board of Directors, consisting of Mr. Hernreich, Mr. Holtz and Dr. Osborne (Chairman), held no meetings in 2002, however, informal meetings were held of Committee members with potential nominees for director from time to time. The Committee recruits and interviews qualified candidates to serve as directors and reports on its findings to the full Board. The Committee monitors the independence of the directors and is responsible for developing and implementing policies and practices related to corporate governance. The Committee also will oversee the annual evaluation of the Board of Directors. This Committee will consider shareholder recommendations for candidates for the Board sent to the Corporate Governance and Nominating Committee, c/o Secretary of K2 Inc., 2051 Palomar Airport Road, Carlsbad, California, 92009.

Corporate Governance Matters

The Board’s Corporate Governance and Nominating Committee is responsible for reporting and making recommendations to the Board concerning corporate governance matters. Set forth below are certain important corporate governance principles adhered to by K2:

•	A substantial majority of the members of the Board are independent directors, as defined in the applicable rules for NYSE-traded issuers. Independent directors do not receive consulting, legal or other fees from K2 other than Board and committee compensation. Because it is not possible to anticipate or explicitly categorize all potential conflicts of interest that may affect independence, the Board is also responsible to affirmatively determine that each independent director has no other material relationship with K2 or its affiliates or any executive officer of K2 or his or her affiliates. A relationship will be considered “material” if in the judgment of the Board it would interfere with the director’s independent judgment.

•	Directors stand for reelection every three years. Independent directors may not stand for reelection after age 72, and employee directors may not stand for reelection after age 65.

•	The Board appoints members of Board committees.

•	The Audit, Compensation and Corporate Governance and Nominating Committees consist entirely of independent directors.

•	At least annually, the Board reviews K2’s strategic plan, business unit initiatives and budget matters.

•	The Board has established the position of Lead Independent Director, which is currently held by Mr. Goldress. Independent directors will meet on a regular basis apart from other Board members and management representatives, and the Lead Independent Director is responsible for setting the agenda and running the meetings.

•	At least annually, the Board evaluates the performance of the Chief Executive Officer and other senior management personnel.

•	The Chief Executive Officer periodically reports to the Board on succession planning and management development.

•	The Board and its committees have a process whereby the Board, its committees and its members are subject to periodic self-evaluation and self-assessment.

•	Incentive compensation plans for executives link pay directly and objectively to measured financial goals set in advance by the Compensation Committee. For more information, see “Compensation Committee Report.”

Lead Independent Director

In February, 2003, the Board created a new position of lead independent director, whose responsibilities include presiding over and setting the agenda for all executive sessions of the Board of Directors in which management directors and other members of management do not participate. These “executive sessions” of the independent directors must take place at least quarterly. The lead independent director also consults with the Chief Executive Officer of K2 with respect to agendas, scheduling and information needs relating to Board and committee meetings, acting as a liaison between the independent directors and management, and providing guidance on the director orientation process for new Board members. The independent members of the Board of Directors have designated Mr. Goldress to serve in this position for one year. Shareholders and other parties interested in communicating directly with the lead independent director or with the independent directors as a group may do so by writing to Lead Independent Director c/o Secretary of K2 Inc., 2051 Palomar Airport Road, Carlsbad, California 92009.

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed entirely of independent outside directors, with their qualifications meeting the requirements described in the Audit Committee Charter. The committee held six meetings during the year ended December 31, 2002.

The Audit Committee Charter adopted by the Board sets out the responsibilities, authority and specific duties of the Audit Committee. A copy of the Audit Committee Charter has previously been attached to K2’s proxy statement within the past three fiscal years.

Pursuant to the charter, the Audit Committee has the following responsibilities:

•	To recommend to the Board of Directors, and evaluate the outside auditors;

•	To review and discuss with management and the outside auditors the audited financial statements;

•	To review the adequacy of internal control systems with management and independent auditors; and

•	To reassess the adequacy of the charter at least annually.

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the independent auditors for K2. Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees.”

The Audit Committee also obtained from the independent auditors a formal written statement describing all relationships between K2 and the auditors that bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Audit Committee discussed with the independent auditors any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the auditors’ independence.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of K2’s audited consolidated financial statements in K2’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Management is responsible for K2’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. K2’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of K2 and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on K2’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that K2’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of K2’s financial statements has been carried out in accordance with generally accepted auditing standards or that K2’s independent accountants are in fact “independent.”

Wilford D. Godbold, Jr., Chairman

Stewart M. Kasen

Alfred E. Osborne, Jr.

April 21, 2003

Stock Price Performance Graph

The graph below compares cumulative total return to shareholders, assuming quarterly reinvestment of dividends, of K2, the Russell 2000 Index and a weighted index of a peer group of companies with market capitalizations similar to that of K2. The peer group is comprised of Cannondale Corporation, Johnson Outdoor Inc., Adams Golf, Inc., Head NV, Huffy Corporation, Vans, Inc. and Escalade, Inc. The graph assumes investment of $100 on December 31, 1997 in K2’s Common Stock, the Russell 2000 Index and common stock of the peer group (except for Head, which became a public company in 2000). In 2002, Vans, Inc. replaced Rawlings Sporting Goods Company, Inc. and Rockshox, Inc. due to the sale of each company.

Comparative 5-year Total Returns

K2 Inc., Russell 2000, Peer Group

Performance results through December 31, 2002

Executive Compensation

The following table sets forth information concerning annual, long-term and other compensation of K2’s Chairman and Chief Executive Officer, K2’s former President and Chief Executive Officer and the four most highly compensated executive officers of K2:

Summary Compensation Table

			Annual Compensation			Long-Term Compensation Awards of Stock Options (#)
Name and Principal Position	Year		Salary ($)	Bonus ($)			All Other Compensation ($)
Richard J. Heckmann (a) Chairman and Chief Executive Officer	2002 2001 2000	(a)	91,400 — —	— — —		— — —	— — —

Richard M. Rodstein (a) President and Chief Executive Officer	2002 2001 2000	(a)	461,736 447,000 400,000	153,000 — 285,000	(b)	— — 150,000	12,700(c) 1,242,000(b) 18,000(c) 13,500(c)

John J. Rangel Senior Vice President and Chief Financial Officer	2002 2001 2000		240,000 240,000 240,000	80,000 — 125,000		— — 75,000	7,300(c) 8,100(c) 5,500(c)

J. Wayne Merck Executive Vice President and Chief Operating Officer	2002 2001 2000		235,000 235,000 189,000	140,000 — 125,000		— 25,000 65,000	3,700(c) 2,900(c) 1,200(c)

David G. Cook Vice President & President of Stearns	2002 2001 2000		165,000 165,000 165,000	125,000 100,000 100,000		— — 22,000	3,800(d) 3,800(d) 3,000(d)

David H. Herzberg Vice President & President of Shakespeare Industrial Products Group	2002 2001 2000		183,000 168,000 160,000	20,000 — 25,000		— — 25,000	4,500(c) 3,700(c) 2,600(c)

(a)	On October 11, 2002, K2 announced that Mr. Rodstein resigned as President and Chief Executive Officer of K2. Amounts paid to Mr. Rodstein as salary during 2002 were based on an annualized salary of $475,000 through his final day of employment with K2, December 10, 2002. Effective October 11, 2002, the Board of Directors of K2 elected Richard J. Heckmann, current Director and Chairman of the Board as the new Chief Executive Officer of K2. The amounts paid to Mr. Heckmann in 2002 are based on an annualized salary of $475,000.

(b)	Amount represents severance pay and other amounts due under Mr. Rodstein’s employment contract upon his termination of employment on December 10, 2002.

(c)

Dollar value of allocations to the accounts of the named individuals in K2’s Employee Stock Ownership Plan: Mr. Rodstein ($200 in 2002, $800 in 2001 and $200 in 2000), Mr. Rangel ($1,800 in 2002, $800 in 2001 and $200 in 2000), Mr. Merck ($1,700 in 2002, $1,000 in 2001 and $100 in 2000), and Mr. Herzberg ($1,800 in 2002, $1,100 in 2001 and $110 in 2000); and K2’s matching contribution to the accounts of the named individuals in K2’s 401(k) Retirement Savings Plan: Mr. Rodstein ($5,500 in 2002, $5,300 in 2001 and $5,300 in 2000), Mr. Rangel ($5,500 in 2002, $5,300 in 2001 and $5,300 in 2000), Mr. Merck ($2,000 in 2002, $2,000 in 2001 and $1,100 in 2000), and Mr. Herzberg ($2,900 in 2002, $2,600 in 2001 and $2,500 in 2000).

(d)	Dollar value of allocation to Mr. Cook’s account in K2’s Employee Stock Ownership Plan ($900 in 2002, $1000 in 2001 and $194 in 2000) and K2’s matching contribution to the Stearns 401(k) Payroll Savings and Profit Sharing Plan ($2,900 in 2002, $2,800 in 2001 and $2,800 in 2000).

There were no stock options granted to the named executive officers in 2002.

The following table summarizes exercises of stock options in 2002 which were previously granted to the former Chief Executive Officer, the current Chairman and Chief Executive Officer and the other four named executive officers, as well as the number of all unexercised options held by them at the end of 2002, and their value at that date if they were in-the-money.

Aggregated Stock Option Exercises in 2002 and Year-End Option Values

					Value of Unexercised In-The-Money Options At 12/31/02
			Number of Unexercised Options At 12/31/02		Exercisable		Unexercisable
Name	Shares Acquired on Exercise (a)	Value Realized	Exercisable	Unexercisable	Shares	Total $	Shares	Total $
R. J. Heckmann	—	—	21,500	—	20,000	41,500	—	—
R. M. Rodstein (b)	—	—	487,550	—	300,000	626,250	—	—
J. J. Rangel	—	—	265,550	—	150,000	313,125	—	—
D. H. Herzberg	—	—	72,200	—	25,000	56,875	—	—
J. W. Merck	—	—	75,000	40,000	30,000	60,075	40,000	29,550
D. G. Cook	—	—	70,200	—	22,000	50,050	—	—

(a)	Although loans are no longer permitted to be made by K2 to its executives, optionees, in the discretion of the Compensation Committee, were formerly eligible to borrow money from K2 in connection with the exercise of options under the 1999 and 1994 K2 Incentive Stock Option Plans. Each currently outstanding loan bears interest, payable quarterly, at a fixed rate equal to the applicable federal rate, as published by the Internal Revenue Service, for the period during which the loan was made. At December 31, 2002, one loan was outstanding to an executive officer in connection with the exercise of stock options. The principal balance of the loan to Mr. Merck was $38,500, and the weighted average applicable federal rate at which it bears interest was 5.97%.

(b)	On October 11, 2002, Mr. Rodstein resigned as President and Chief Executive Officer of K2, and his final day of employment with K2 was December 10, 2002. Effective October 11, 2002, the Board of Directors of K2 elected Richard J. Heckmann, current Director and Chairman of the Board, as the new Chief Executive Officer of K2.

Equity Compensation Plan Information

Information as of December 31, 2002 regarding equity compensation plans approved and not approved by shareholders is summarized in the following table:

	(1)		(2)	(3)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (1)
Equity compensation plans approved by shareholders	1,860,130	(a)	$11.83	609,325	(b)
Equity compensation plans not approved by shareholders	—		—	—
Total	1,860,130	(a)	$11.83	609,325	(c)

(a)	Excludes K2 Inc. shares of Common Stock issuable on exercise of options granted under the Rawlings Sporting Goods Company, Inc. 1994 Long-Term Incentive Plan and 2000 Non-Employee Directors’ Stock Plan. K2 acquired Rawlings on March 26, 2003.

(b)	Includes K2 Inc. shares of Common Stock available for future issuance under K2’s 1994 and 1999 Incentive Stock Option Plans, generally used for grants to directors and employees.

(c)	Excludes K2 Inc. shares of Common Stock available for future issuance under the Rawlings Sporting Goods Company, Inc. 1994 Long-Term Incentive Plan and 2000 Non-Employee Directors’ Stock Plan. K2 acquired Rawlings on March 26, 2003.

Pension Plans

K2 maintains the Pension Plan of K2 Inc. (the “K2 Plan”), a defined benefit pension plan with varying formulas for the benefit of eligible K2, Shakespeare and Stearns employees. The plan is a tax-qualified, company-funded plan subject to the provisions of ERISA. Contributions to the plan, which are made solely by K2, are actuarially determined. Benefits under the plans are based on years of service and remuneration and are subject to varying benefit formulas based on the eligible employee’s business unit.

The table below illustrates approximate annual benefits under the K2 Plan, based on the formula for eligible K2 employees (“K2 Formula”) and based on the indicated assumptions. For 2002, the Internal Revenue Code (the “Code”) limits the K2 Plan’s covered compensation to $200,000.

	Approximate annual pension upon Retirement at age 65 (a)
	Years of Service
Covered Compensation	15	20	25	30	35
$125,000	$18,750	$25,000	$31,250	$37,500	$43,750
$150,000	22,500	30,000	37,500	45,000	52,500
$175,000	26,250	35,000	43,750	52,500	61,250
$200,000	30,000	40,000	50,000	60,000	70,000

(a)	An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 35 years of service.

The K2 Formula defines remuneration on which annual benefits are based as the average of the participant’s highest five consecutive years’ earnings. Earnings include salary, wages, overtime pay, commissions, bonuses, and similar forms of incentive compensation actually paid during the year not exceeding certain amounts for sales personnel and subject to the $200,000 Code Limit in 2002 for all personnel.

Compensation for 2002 that would be included in the calculation of covered compensation and credited years of service at December 31, 2002 is shown below for the individuals named in the Summary Compensation Table who are participants in the plan and are eligible for the K2 Formula.

Name	Covered Compensation	Years of Service
John J. Rangel	$200,000	18
Richard M. Rodstein (a)	$200,000	19

(a)	On October 11, 2002, Mr. Rodstein resigned as President and Chief Executive Officer of K2 and his final day of employment with K2 was December 10, 2002.

The formula for eligible salaried Shakespeare Company employees (the “Shakespeare Formula”) defines remuneration upon which annual benefits are based as the average of the employee’s highest five consecutive years’ earnings. Earnings include the employee’s regular basic monthly earnings excluding commissions, bonuses, overtime and other extra compensation, not exceeding certain amounts for field sales personnel and subject to the $200,000 Code Limit in 2002 for all personnel.

The table below illustrates approximate annual benefits under the Shakespeare Formula based on the indicated assumptions.

	Approximate annual pension upon Retirement at age 65 (a)
	Years of Service
Covered Compensation	15	25	35	45
$125,000	$26,250	$43,750	$61,250	$75,000
$150,000	31,500	52,500	73,500	90,000
$175,000	36,750	61,250	85,750	105,000
$200,000	42,000	70,000	98,000	120,000

(a)	An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) after approximately 43 years of service.

Compensation for 2002 that would be included in the calculation of covered compensation and credited years of service at December 31, 2002 is shown below for the individuals named in the Summary Compensation Table who are participants in the Shakespeare plan and are eligible for the Shakespeare Formula.

Name	Covered Compensation	Years of Service
David H. Herzberg	$170,000	23
J. Wayne Merck	$170,000	12

The formula for eligible salaried Stearns Company employees (the “Stearns Formula”) defines remuneration which annual benefits are based as the average of the participant’s highest 60 months’ compensation. Compensation includes salary, wages, overtime pay, bonuses, and commissions, subject to the $200,000 Code limit for 2001. The 2002 covered compensation of Mr. Cook, the only individual named in the Summary Compensation Table who participates in the Stearns Formula, was $200,000, and he had 23 years of service as of December 31, 2002.

The table below illustrates approximate annual benefits under the Stearns Formula based on the indicated assumptions.

	Approximate annual pension upon retirement at age 65 (a)
	Years of Service
Covered Compensation	15	20	25	30
$125,000	$24,750	$33,000	$41,250	$49,500
$150,000	30,380	40,500	50,630	60,750
$175,000	36,000	48,000	60,000	72,000
$200,000	42,080	56,100	70,130	84,150

(a)	An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 30 years of service.

Directors’ Compensation

In 2002, directors who were not salaried officers of K2 were paid $5,000 per calendar quarter for their services as directors and $1,000 per meeting day for each meeting of the Board of Directors and of any committee which they attended. They were also reimbursed for out-of-pocket expenses. Directors may elect to defer the receipt of fees. Interest on deferred fees is accrued quarterly based on the average interest rate paid by K2 in the preceding quarter on its short-term borrowings.

Under the 1999 Incentive Stock Option Plan, all new nonemployee directors and those existing directors electing to participate in the new plan, receive an initial grant of 10,000 stock options on the first grant date after their election and annual grants thereafter of 5,000 stock options. All grants to nonemployee directors are at fair market value on date of grant and are immediately exercisable. In 2002, grants of 5,000 stock options were made to Wilford D. Godbold, Jr., Jerry E Goldress, Richard J. Heckmann, Robin E. Hernreich, Lou Holtz, Stewart M. Kasen, Alfred E. Osborne, Jr. and Dan Quayle. These stock options granted have a ten year term and an exercise price of $7.30 per share, the closing price on the January 2, 2002 grant date.

Employment Agreement

During 2001, an employment agreement, which expires May 7, 2004, was entered into with Mr. John Rangel, Senior Vice President and Chief Financial Officer. Mr. Rangel’s agreement calls for base salary at the annual rate of $240,000, subject to such increases as the Board may approve, and participation in K2’s incentive compensation and benefit programs on a basis which is appropriate in light of his position. The agreement provides for severance benefits payable following a change in control, based upon 299% of the employee’s total compensation prior to the termination, and accelerated vesting of outstanding stock options.

Compensation Committee Report

Compensation Objectives and Practices

The Compensation Committee is comprised of directors who are not employees or former employees of K2. K2’s executive compensation program is designed to help K2 attract, motivate and appropriately reward management who are responsible for K2’s short-term and long-term profitability, growth and return to shareholders. The key elements of the program consist of base salary, annual performance- based cash awards and long-term incentive awards. The committee utilizes the services of an independent executive compensation consulting firm in evaluating awards.

Base salary:    Base salaries are generally established by evaluating the responsibilities of the position, the experience of the individual and salaries for comparable positions in the marketplace based on survey data provided by the compensation consultant. Depending on the overall financial performance of K2, salaries are adjusted from time to time to reflect increased responsibilities, to keep pace with competitive practices and to reflect the performance of individual executives. The program has been designed to place a significant amount of compensation at risk by setting annual base salaries at levels just below the 50th percentile of the marketplace for similar positions based on the survey data obtained.

Annual cash incentive:    The amount of the annual performance-based cash incentive available for allocation to the executive officers who participated in the plan is based on a formula adopted pursuant to the Executive Officers’ Incentive Compensation Plan. The formula makes available for allocation a percentage of K2’s incentive compensation income in excess of a required minimum return on average shareholders’ equity. Performance criteria were also adopted for the plan participants to assist the Compensation Committee in determining the allocation of any bonus pool generated. The performance criteria were designed to create value for K2 and its shareholders. The individuals’ performance is subjectively evaluated against their criteria. The targeted annual incentive award is meant to bring total annual cash compensation (base salary plus annual incentive award) to above the average, as defined by survey data provided by the compensation consultant for comparable positions at similar-sized companies, when superior performance levels are achieved. In addition, K2’s Board of Directors adopted on February 11, 2003, the K2 Inc. Performance-Based Annual Incentive Plan (the “Annual Performance Plan”) effective January 1, 2003, subject to shareholder approval under “Proposal 2” below. The Annual Performance Plan is intended for 2004 and thereafter, to pay performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Code Section 162(m), compensation paid by K2 to each of certain executives is not deductible to the extent it exceeds $1 million unless it is performance-based and meets certain other conditions. It is not expected that any non-performance based compensation paid to any executive during 2003 will materially exceed $1 million.

Long-term Stock Incentive:    Stock incentives are provided to encourage management to take actions that will maximize long-term shareholder value, and to link their interests to those of K2’s shareholders. All stock options have an exercise price equal to the market price of K2’s stock on the date of grant and vest over three years. By utilizing such pricing and vesting, the Compensation Committee intended that the full benefit would be realized only if stock price appreciation occurs and if the key employee does not leave K2 during that period. In determining the number of options awarded to executive officers, the Compensation Committee considered information provided by K2’s independent compensation consultants, which included, among other things, market studies of annual stock option grants as a percentage of shares outstanding and individual grants as a percentage of compensation utilizing the Black-Scholes formula.

Chief Executive’s Compensation

During 2002, Mr. Rodstein’s base salary was $475,000 and was unchanged from 2001. In determining the Chief Executive Officer’s incentive compensation award for 2002, the Compensation Committee of the Board of K2 recommended to the Board payment to Mr. Rodstein of $153,000 as performance-based compensation as required under his employment contract, and $1,242,000 in respect of severance pay and other amounts due under such employment contract upon his termination of employment with K2 on December 10, 2002. Upon commencement of Mr. Heckmann’s appointment as Chief Executive Officer effective as of October 11, 2002, the Compensation Committee of the Board of K2 recommended to the Board of K2 that his salary be set at an annualized rate of $475,000.

Jerry E. Goldress, Chairman

Stewart M. Kasen

Alfred E. Osborne, Jr.

Dan Quayle

PROPOSAL 2

APPROVAL OF THE K2 INC. PERFORMANCE-BASED ANNUAL INCENTIVE PLAN TO COMPLY WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

On February 11, 2003, K2’s Board of Directors approved the adoption of the K2 Inc. Performance-Based Annual Incentive Plan (the “Annual Performance Plan”) effective January 1, 2003. The Board is now asking shareholders to approve the Annual Performance Plan. The following is a summary of the principal features of the Annual Performance Plan. The summary is qualified in its entirety by reference to the full text of the Plan attached as Exhibit A to this proxy statement.

General.    The purpose of the Annual Performance Plan is to advance the interests of K2 Inc. (“K2 Inc.” or the “Company”) and its shareholders by providing incentives in the form of periodic bonus awards to senior executive employees of K2 and its subsidiaries, thereby motivating such executives to attain corporate performance goals articulated under the Annual Performance Plan. The Annual Performance Plan has been designed to qualify compensation paid under the plan as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (“Section 162(m)”). Section 162(m) limits deductibility of compensation in excess of $1 million dollars paid to the Company’s Chief Executive Officer and to each of the other four executive officers named by the Compensation Committee unless this compensation qualifies as “performance-based.” The Company intends that compensation awarded pursuant to the Annual Performance Plan will satisfy the conditions necessary for deductibility of such amounts by the Company under Section 162(m) for years starting in 2004. Qualifying compensation paid under the plan as “qualified performance-based compensation” within the meaning of Section 162(m) will permit the Company to deduct such payments in excess of $1 million dollars in any taxable year to a named executive if, among other things, the material terms of the Annual Performance Plan have been approved by the Company’s shareholders. It is not expected that any executive will receive cash compensation for 2003 that materially exceeds $1 million dollars. Approval of the Annual Performance Plan by the Company’s shareholders will constitute approval of the performance measures used by the Annual Performance Plan and the compensation that may be awarded under the Annual Performance Plan for purposes of Section 162(m).

Performance Goals.    The Annual Performance Plan provides annual cash bonuses to the Chief Executive Officer and to each of the other four executive officers named by the Compensation Committee. The target bonus for the executives are based on the achievement of positive economic earnings, which shall mean income from continuing operations before taxes and accounting charges and extraordinary items, less pension income (or plus pension expense) plus amortization and impairment of goodwill, plus restructuring or similar charges (the “Economic Earnings”). Such Economic Earnings must be achieved during each annual accounting period of the Company, commencing January 1, 2004. The maximum aggregate amount to be paid by the Company under the Annual Performance Plan in any annual accounting period shall equal 7.5% of the Economic Earnings for such period. Each executive participating in the Annual Performance Plan may receive an award expressed as a percentage of the maximum aggregate amount to be paid by the Company under the Annual Performance Plan in any annual accounting period. The Chief Executive Officer may earn up to 30%, and each of the other four executive officers participating in the Annual Performance Plan may earn up to 17.5% each, of the maximum aggregate amount to be paid under the Annual Performance Plan in any annual accounting period. Each annual cash bonus payable to the Chief Executive Officer and the other four executive officers may be subject to discretionary downward adjustments, but cannot be increased and cannot exceed $3 million dollars. Any unpaid amounts in any annual accounting period shall revert to the Company.

Amendment.     The Company has the authority to amend, modify or terminate the Annual Performance Plan. However, the Company is not permitted to amend the performance measures used by the Annual Performance Plan without the approval of the Company’s shareholders.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” APPROVAL OF THE K2 INC. PERFORMANCE-BASED ANNUAL INCENTIVE PLAN TO COMPLY WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE.

Compensation Committee Interlocks and Insider Participation

Messrs. Goldress, Kasen, Osborne and Quayle served on the Compensation Committee of K2 during the year 2002. Messrs. Osborne and Quayle replaced Mr. Heckmann who formerly served on the committee until he became Chief Executive Officer of K2 on October 11, 2002. None of the members of the Compensation Committee serves as an executive officer of an entity whose compensation committee includes executives of K2. None of the members of the Compensation Committee serves as an executive officer of an entity whose board of directors includes executive officers of K2.

Stock Ownership of Certain Beneficial Owners

Set forth below is the name, address and number of shares of Common Stock beneficially owned as of April 11, 2003 by each person known to K2 to own 5% or more of the outstanding shares of Common Stock.

Shareholder	Shares of Common Stock		Percent of Class
k1 Ventures Limited 23 Church Street #10-01/02 Capital Square Singapore 049481	2,621,644	(a)	8.9

Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,380,429	(a)	5.2

(a)	Based on the most recently filed Form 13G of k1 Ventures Limited dated February 21, 2003. This number of shares of K2 Common Stock consists of the following: $25 million of convertible subordinated debentures, convertible into 2,099,076 shares of Common Stock at a price of $11.91 per share, and warrants to purchase an additional 524,329 shares of Common Stock at a price of $13.92 per share.

(b)	Based on the most recently filed Form 13G of Dimensional Fund Advisors dated February 12, 2003.

Stock Ownership of Directors and Executive Officers

Name	Shares of Common Stock Beneficially Owned on April 11, 2003 (a)	Percent of Class (b)
Directors and Nominees for Director
Wilford D. Godbold, Jr.	27,000.1%
Jerry E. Goldress	28,500.1%
Steven J. Green (c)	2,621,644	8.9%
Richard J. Heckmann	179,600.7%
Robin E. Hernreich	40,150.2%
Lou Holtz	15,000.1%
Stewart M. Kasen	28,000.1%
Alfred E. Osborne, Jr.	42,000.2%
Dan Quayle	16,000.1%
Edward M. Ryan	54,794.2%
Executive Officers (d)
John J. Rangel	280,345	1.0%
J. Wayne Merck	90,750.3%
David H. Herzberg	110,254.4%
David G. Cook	113,561.4%
All Directors and Executive Officers as a group (18)	3,777,088	12.4%

(a)	Includes the following shares subject to options exercisable within 60 days of the date of this Proxy Statement: Wilford D. Godbold, Jr.—26,000 shares; Jerry E. Goldress—27,000 shares; Richard J. Heckmann—21,500 shares; Robin E. Hernreich—25,000 shares; Lou Holtz—15,000 shares; Stewart M. Kasen—26,500 shares; Alfred E. Osborne, Jr.—25,000 shares; Dan Quayle—15,000 shares; Edward M. Ryan—10,000 shares; John J. Rangel—228,050 shares; J. Wayne Merck—82,500 shares; David H. Herzberg—72,200 shares; David G. Cook—70,200 shares; and all directors and officers as a group—767,300 shares. The above include options granted on January 23, 2003 to Mr. Godbold, Mr. Goldress, Mr. Hernreich, Mr. Holtz, Mr. Kasen, Dr. Osborne and Mr. Quayle under the directors’ compensation plan, which was effective as of January 1, 2000. In addition, Mr. Ryan was granted options above under the same plan when he was appointed to the Board on March 26, 2003. These options, which are exercisable at the market price at the date of grant, vest immediately. With the exception of the shares referred to in the preceding sentence, the shares owned by k1 Ventures Limited, a Singapore-based investment company, described in footnote (c) below and the shares allocated to the accounts of Mr. Rangel (8,380 shares), Mr. Herzberg (15,483 shares), Mr. Merck (1,950 shares), Mr. Cook (3,717 shares), and all directors and officers as a group (33,933 shares), under K2’s Employee Stock Ownership Plan, each of the named persons has sole voting and investment power with respect to the shares beneficially owned by him.

(b)	The shares subject to options described in note (a) for each individual were deemed to be outstanding for purposes of calculating the percentage owned by such individual.

(c)	Includes shares in respect of the following: $25 million of convertible subordinated debentures, convertible into 2,099,076 shares of Common Stock at a price of $11.91 per share, and warrants to purchase an additional 524,329 shares of Common Stock at a price of $13.92 per share. These securities were purchased from K2 on February 14, 2003 by k1 Ventures Limited, a Singapore-based investment company, of which Ambassador Green is the Chairman and Chief Executive Officer. Ambassador Green disclaims beneficial ownership of these shares.

(d)	Executive officers named in the Summary Compensation Table (other than Mr. Heckmann, whose securities holdings are listed above).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires K2’s directors and executive officers to file initial reports of ownership and reports of changes of ownership of K2’s Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish K2 with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of K2’s directors and executive officers that no other reports were required, all such Forms were filed on a timely basis by reporting persons.

PROPOSAL 3

Employment of Independent Auditors

Upon the recommendation of the Audit Committee, the Board of Directors, subject to approval by the K2 shareholders, has chosen the firm of Ernst & Young LLP as independent auditors to examine the consolidated financial statements of K2 for the year 2003. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and to be available to respond to appropriate questions.

In addition to retaining Ernst & Young LLP to audit K2’s consolidated financial statements for 2002, K2 retained Ernst & Young to provide merger and acquisition, advisory and auditing services in 2002. K2 understands the need for Ernst & Young to maintain objectivity and independence in its audit of K2’s financial statements. To minimize relationships that could appear to impair the objectivity of Ernst & Young, the Audit Committee has restricted non-audit services that Ernst & Young may provide primarily to tax services, merger and acquisition due diligence and audit services, and determined that K2 would obtain non-audit services from Ernst & Young only when the services offered by Ernst & Young are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding.

The Audit Committee requires specific pre-approval for all engagements with Ernst & Young. The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young after March 24, 2003.

The aggregate fees billed for professional services by Ernst & Young in 2002 and 2001 were:

Type of Fees	2002	2001
Audit Fees	$684,000	$491,000
Audit-Related Fees	55,000	57,000
Tax Fees	528,000	155,000
Other Fees	54,000	12,000

Total	$1,321,000	$715,000

In the above table, in accordance with new SEC definitions and rules which K2 elected to adopt for this year’s proxy statement, “audit fees” are fees K2 paid Ernst & Young for professional services for the audit of K2’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Q’s, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees billed by Ernst & Young for audits of K2’s employee benefit plans; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees billed by Ernst & Young to K2 for any services not included in the first three categories.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP, AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR 2003.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in K2’s Proxy Statement for the 2004 Annual Meeting, the written proposal must be received by the Secretary of K2, 2051 Palomar Airport Road, Carlsbad, California 92009, no later than December 3, 2003. The proposal must comply with the requirements of the proxy rules established by the Securities and Exchange Commission.

If a shareholder intends to submit at the 2004 Annual Meeting of shareholders a proposal that is not eligible for inclusion in the Proxy Statement, the deadline for submitting the proposal is determined under K2’s bylaws, which state that the deadline is dependent upon the date of the 2004 Annual Meeting. The shareholder proposal must be in writing and received by the Secretary of K2 no less than 90 days in advance of the 2004 annual meeting, or if later, the tenth day following the first public announcement of the date of the Annual Meeting. The shareholder’s submission must be a proper matter for shareholder action under the General Corporation Law of the State of Delaware, and it must include certain specified information concerning the proposal or nominee, as applicable, and information regarding the shareholder’s ownership of K2 Common Stock. Proposals not meeting the requirements set forth in the K2’s bylaws will not be entertained at the 2004 Annual Meeting. Shareholders should contact the Secretary of K2 in writing at 2051 Palomar Airport Road, Carlsbad, CA 92009 to make any submission or to obtain additional information as to the proper form and content of submissions.

Other Matters

The Board of Directors knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 2002 Annual Report to shareholders is being mailed with this Proxy Statement.

Upon the written request of any shareholder of record as of April 11, 2003, a copy of K2’s Annual Report on Form 10-K for the year ended December 31, 2002 (excluding exhibits) as filed with the Securities and Exchange Commission will be supplied without charge. Requests should be directed to the Secretary of K2 Inc., 2051 Palomar Airport Road, Carlsbad, California, 92009.

RICHARD J. HECKMANN

Chairman and

Chief Executive Officer

Carlsbad, California

April 21, 2003

EXHIBIT A

K2 Inc.

Performance-Based Annual Incentive Plan

1.    Purpose

The purpose of the Plan is to promote the success of the Company, to provide designated Executive Officers with an opportunity to receive incentive compensation based on that success, and to provide Performance Awards that qualify as “performance-based compensation” under Section 162(m) of the Code.

2.    Definitions

a.	“Award Pool” means the amount of money available to make Performance Awards in respect of each Performance Period, determined according to Section 4(d) below.

b.	“Board of Directors” means the board of directors of K2.

c.	“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as from time to time amended.

d.	“Committee” means a committee or subcommittee of the Board designated by the Board to administer the Plan and composed of not less than two (2) directors, each of whom is intended to be an “outside director” within the meaning of Code Section 162(m).

e.	“Company” and “K2” refer to K2 Inc. and its consolidated subsidiaries.

f.	“Executive Officer” means K2’s Chief Executive Officer as of the last day of each fiscal year and four (4) other executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) that the Committee shall designate on or before the last day of that fiscal year.

g.	“Participant” means an Executive Officer selected by the Committee to participate in the Plan. No member of the Board who is not also an employee of the Company shall be eligible to participate in the Plan.

h.	“Performance Award” means an incentive award paid under the Plan solely due to the attainment of the Performance Goal.

i.	“Performance Goal” means, with respect to any Performance Period, the achievement of positive “Economic Earnings” by the Company. For purposes of this Plan, “Economic Earnings” shall mean (i) income from continuing operations before federal and foreign income taxes and the cumulative effect of accounting changes and extraordinary items; (ii) less pension income (or plus pension expense); (iii) plus amortization and impairment of goodwill and other purchased intangibles; (iv) plus restructuring or similar charges to the extent they are disclosed separately in the annual report, all to be calculated in accordance with generally accepted accounting principles as consistently applied by the Company.

j.	“Performance Period” means the period of time over which the attainment of the Performance Goal will be measured. The first Performance Period shall start on January 1, 2004, and end on the last day of the Company’s annual accounting period, and all Performance Periods thereafter shall be the annual accounting period of the Company.

k.	“Plan” means this K2 Inc. Performance-Based Annual Incentive Plan.

3.    Plan Administration

The Committee shall have the power to make rules and regulations for the administration of the Plan in accordance with Section 162(m) of the Code. Any interpretation of the Plan or other act of the Committee in administering the Plan shall be final and binding on all Participants and other parties.

4.    Performance Awards

a.	Performance-Based Compensation. Notwithstanding any other provisions of the Plan, any Performance Award payable under the Plan must satisfy the requirements of this Section 4. The purpose of this section is to ensure compliance by the Plan with the requirements of Section 162(m) of the Code.

b.	Shareholder Approval. Performance Awards are subject to approval of this Plan by the shareholders of the Company, including approval of the terms set forth in Paragraphs (c) through (f) of this section.

c.	Attainment of Goal. Performance Awards shall be paid solely on account of the attainment of the Performance Goal for the applicable Performance Period. If the Performance Goal is met, funds shall be appropriated to the Award Pool as provided in Paragraph (d) below, and the maximum Performance Award shall be paid as provided in Paragraph (e) below, subject to reduction as provided in Paragraph (f) below.

d.	Award Pool. The amount to be appropriated to the Award Pool with respect to a Performance Period shall equal [seven and one half percent (7.5%)] of Economic Earnings for such Performance Period. In the event that less than all of the funds in the Award Pool are distributed as Performance Awards with respect to a Performance Period, excess funds in the Award Pool shall revert to the Company at the end of such Performance Period and shall not carry over in the Award Pool for the subsequent Performance Period.

e.	Maximum Award. The maximum Performance Award paid under the Plan for any Performance Period shall be thirty percent (30%) of the Award Pool in the case of the Chief Executive Officer and seventeen and one-half percent (17.5%) of the Award Pool in the case of each of the other four (4) Participants. Notwithstanding these limits, in no case shall a single Performance Award to an Executive Officer exceed three million dollars ($3,000,000.00).

f.	Reduction in Award. The Performance Award for each Participant may be reduced or eliminated by the Committee at any time in its sole discretion; provided, however, that under no circumstances may the amount of any Performance Award to any Participant be increased. In determining whether a Performance Award will be reduced or eliminated, the Committee shall take into account such factors as it deems relevant, including, without limitation, (i) revenue and operating income of the Company for the applicable Performance Period; (ii) other significant financial or strategic achievements during the Performance Period; (iii) its subjective assessment of each Executive Officer’s overall performance for the Performance Period; and (iv) information about compensation practices at other peer group companies for the purpose of evaluating competitive compensation levels. Once the Committee has determined the amount of a Participant’s Performance Award pursuant this Section 4, the Committee shall grant the Participant’s Performance Award pursuant to Section 5.

g.	Committee Approval. Notwithstanding the foregoing, all Performance Awards are subject to the approval of the Committee.

5.    Payment of Performance Awards

Subject to any shareholder approval required by law, payment of any Performance Award to a Participant for any Performance Period shall be made in cash as soon as practicable after written certification by the Committee that the Performance Goal was achieved and that any other material terms of the Performance Award were satisfied.

6.    Plan Amendment and Termination

The Committee may terminate the Plan at any time, for any and no reason, and also may amend the Plan at any time, for any or no reason, provided that the terms set forth in Section 4 are not amended without the approval of the shareholders of the Company. No amendment may impair the rights of a Participant in respect of any Performance Award already granted.

7.    Miscellaneous Provisions

a.	No Right of Employment. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Company.

b.	Committee Decision Final. Any interpretation of the Plan and any decision on any matter pertaining to the Plan that is made by the Committee in its discretion in good faith shall be binding on all persons.

c.	Applicable Law. The Plan will be governed by the laws of the State of California, except to the extent superseded by the laws of the United States.

d.	Interests Not Transferable. Any interests of Participants under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

e.	Severability. In the event that any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions never had been contained in the Plan.

f.	Withholding. The Company will withhold required federal, state, foreign, city and local taxes from any amounts payable under this Plan.

g.	Effect on Other Plans or Agreements. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

PROXY	PROXY

K2 INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

RICHARD J. HECKMANN and DIANA C. CRAWFORD, and each of them, with the power to act alone and with full power of substitution and revocation as attorneys and proxies for the undersigned are hereby authorized to represent and to vote all of the shares of K2 Inc. Common Stock of the undersigned at the Annual Meeting of Shareholders to be held on May 15, 2003 and at any postponement or adjournment thereof as set forth on the reverse side.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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This proxy will be voted as specified and, unless otherwise specified, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3.	Please mark your votes as indicated in this example	☒
		FOR	WITHHELD FOR ALL
1.	ELECTION OF DIRECTORS	☐	☐		Dated: , 2003
	Nominees: 01 Richard J. Heckmann, 02 Robin E. Hernreich, 03 Stewart M. Kasen, 04 Edward M. Ryan.				Signature

	Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)	FOR	AGAINST	ABSTAIN	Signature

2.	PROPOSAL TO APPROVE THE K2 INC. PERFORMANCE-BASED ANNUAL INCENTIVE PLAN.	☐	☐	☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

		FOR	AGAINST	ABSTAIN
3.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2003.	☐	☐	☐	YOUR VOTE IS IMPORTANT!

4.	Upon or in connection with the transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.				PLEASE MARK, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

					Mark this box with an X if you have made changes to your name or address details to the left.	☐

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